LightPath Technologies, Inc. 8-K

Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF LIGHTPATH TECHNOLOGIES, INC.

Pursuant to Section 222 and 242 of the General Corporation Law of the State of Delaware, LightPath Technologies, Inc., a Delaware corporation (the “Company”) does hereby certify as follows:

1.	The name of the Company is LightPath Technologies, Inc. The Company was incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on June 15, 1992, which was subsequently amended by the filing of Certificates of Amendment to Certificate of Incorporation with the Secretary of State of the State of Delaware on October 2, 1995, November 12, 1997, February 28, 2003, and March 1, 2016 (collectively, the “Certificate of Incorporation”).
2.	The Certificate of Incorporation is hereby amended to increase the authorized shares of the Company’s common stock to Fifty Million (50,000,000) and Article FOURTH of the Company’s Certificate of Incorporation shall be amended as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is Fifty-Five Million (55,000,000) shares, divided into Fifty Million (50,000,000) shares of common stock, par value $0.01 per share, and Five Million (5,000,000) shares of preferred stock, par value $0.01 per share. The Board of Directors of the Corporation shall have the authority to issue such shares of common stock and preferred stock in one or more classes or series, with such voting powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and such qualifications, limitations, or restrictions thereof, if any, as shall be provided for in a resolution or resolutions adopted by the Board of Directors of the Corporation and filed as a Certificate of Designations pursuant to Section 151(g) of the General Corporation Law of the State of Delaware.”

3.	The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Certificate of Incorporation of the Company and declaring said amendment to be advisable. The requisite stockholders of the Company have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.
4.	This Certificate of Amendment to the Certificate of Incorporation shall be effective immediately upon filing.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer on this 27th day of October, 2017.

LightPath Technologies, Inc.

By:	/s/ J. James Gaynor
Name:	J. James Gaynor
Title:	President and Chief Executive Officer